Exhibit 99.3

NABORS PRICES $700 MILLION IN SENIOR UNSECURED DEBT OFFERING

Hamilton, Bermuda, September 4, 2013 — Nabors Industries Ltd. (NYSE:NBR) today announced that its wholly owned subsidiary, Nabors Industries, Inc. (“NII”), has priced $700 million in senior unsecured notes, following the private placement offering it announced earlier today.  The notes consist of $350 million aggregate principal amount of 2.35% senior notes due 2016  at an issue price of 99.942% and $350 million aggregate principal amount of 5.1% senior notes due 2023  at an issue price of 99.635%. The notes will be fully and unconditionally guaranteed by Nabors Industries Ltd. The proceeds from the notes are intended to be used, together with cash on hand and borrowings under NII’s revolving credit facility, if necessary, to purchase any and all of its outstanding $1.125 billion aggregate principal amount of 9.25% Senior Notes due 2019 that are validly tendered in connection with the NII’s tender offer announced today and to pay related fees and expenses.

The notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes.

The notes may therefore not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Nabors or NII, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

The information above includes forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

For further information regarding Nabors, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.